Exhibit 99.1
811 Louisiana, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Reports Record Second Quarter 2026 Financial Results

HOUSTON – August 6, 2026 - Targa Resources Corp. (NYSE: TRGP) (“TRGP,” the “Company” or “Targa”) today reported second quarter 2026 results.

Second quarter 2026 net income attributable to Targa Resources Corp. was $765 million compared to $629 million for the second quarter of 2025. The Company reported adjusted earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“adjusted EBITDA”)(1) of $1,603 million for the second quarter of 2026 compared to $1,163 million for the second quarter of 2025.

Highlights

•
Record adjusted EBITDA for the second quarter of $1.6 billion, an increase of 38% year-over-year and a 14% increase compared to the first quarter
•
Record Permian inlet, NGL transportation, fractionation, and LPG export volumes during the second quarter
•
Commenced operations of our Train 11 fractionator and Delaware Express NGL Pipeline expansion during the second quarter
•
Commenced operations of our new East Driver processing plant in Permian Midland late in the second quarter, ahead of schedule
•
Estimate full year 2026 adjusted EBITDA to be towards the top end of $5.7 billion to $5.9 billion range
•
Continue to estimate 2026 net growth capital expenditures of approximately $4.5 billion

On July 16, 2026, the Company declared a quarterly cash dividend of $1.25 per common share, or $5.00 per common share on an annualized basis, for the second quarter of 2026. This dividend represents a 25 percent increase over the common dividend declared with respect to the second quarter of 2025. Total cash dividends of approximately $268 million will be paid on August 14, 2026 on all outstanding shares of common stock to holders of record as of the close of business on July 31, 2026.

During the second quarter of 2026, Targa repurchased 308,102 shares of its common stock at a weighted average per share price of $259.93 for a total net cost of $80 million. As of June 30, 2026, there was $1,239 million remaining under the Company’s share repurchase programs.

Second Quarter 2026 - Sequential Quarter over Quarter Commentary

Targa reported record second quarter adjusted EBITDA of $1,603 million, representing a 14 percent increase compared to the first quarter of 2026. The sequential increase was driven by higher marketing margin in our Logistics and Transportation (“L&T”) segment, record Permian volumes in our Gathering and Processing (“G&P”) segment, and record NGL transportation, fractionation, and LPG export volumes in our L&T segment.

In our G&P segment, higher sequential adjusted operating margin was driven by record Permian natural gas inlet volumes, partially offset by lower natural gas prices. Permian inlet volumes increased more than 450 million cubic feet per day (“MMcf/d”) despite temporary curtailments by certain producer customers in response to negative Waha natural gas prices in the second quarter.

In our L&T segment, higher sequential adjusted operating margin was driven by higher marketing margin, and record NGL pipeline transportation, fractionation, and LPG export volumes. Marketing margin increased due to greater optimization opportunities. NGL pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from our Permian G&P systems and the addition of Train 11 early in the second quarter of 2026. LPG export margin increased due to higher volumes and fees.

Capitalization, Financing and Liquidity

The Company’s total consolidated debt as of June 30, 2026 was $19,578 million, net of $128 million of debt issuance costs and $39 million of unamortized discount, with $17,900 million of outstanding senior unsecured notes, $600 million outstanding under our Commercial Paper Program, $451 million outstanding under our accounts receivable securitization facility (the “Securitization Facility”), and $794 million of finance lease liabilities.

Total consolidated liquidity as of June 30, 2026 was approximately $3.2 billion, including $2.9 billion available under the TRGP Revolver, $149 million under the Securitization Facility and $132 million of cash.

In July 2026, Targa amended the Securitization Facility to, among other things, extend the facility termination date to July 30, 2027 and increase borrowing capacity to up to $800 million.

Growth Projects Update

In our G&P segment, we commenced operations of our new East Driver plant in the Permian Midland late in the second quarter, ahead of schedule. Construction remains underway on our Copperhead, Yeti, Yeti II, Roadrunner III, and Copperhead II plants in Permian Delaware, and our G&P projects remain on track.

In our L&T segment, we commenced operations of our Train 11 fractionator in Mont Belvieu, TX and our Delaware Express NGL Pipeline expansion in the second quarter. Construction continues on our Train 12 and Train 13 fractionators in Mont Belvieu, our Speedway NGL Pipeline, our GPMT LPG Export Expansion, and our Bull Run, Buffalo Run and Forza intra-basin residue gas pipeline projects. Our L&T projects remain on track.

2026 Outlook

Given the strength of Targa’s performance through the first two quarters of the year, Targa now estimates full year 2026 adjusted EBITDA to be towards the top end of our $5.7 billion to $5.9 billion range. The higher outlook for full year 2026 is driven by the realization of strong marketing and optimization margin particularly in the first and second quarters of the year, and continued strength of volume growth of our integrated assets across the full year.

We continue to estimate net growth capital expenditures to be approximately $4.5 billion, and our estimate for 2026 net maintenance capital expenditures remains unchanged at approximately $250 million.

An earnings supplement presentation and updated investor presentation are available under Events and Presentations in the Investors section of our website at www.targaresources.com/investors/events.

Conference Call

We will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on August 6, 2026 to discuss second quarter results. The conference call can be accessed via webcast under Events and Presentations in the Investors section of our website at www.targaresources.com/investors/events, or by going directly to https://edge.media-server.com/mmc/p/o7q55fuf/lan/en/. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

(1)
Adjusted EBITDA and adjusted operating margin (segment) are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	2026 vs. 2025		2026	2025	2026 vs. 2025
	(In millions)
Revenues:
Sales of commodities	$3,592.9	$3,636.3	$(43.4)	(1%)	$6,937.5	$7,520.7	$(583.2)	(8%)
Fees from midstream services	847.2	623.8	223.4	36%	1,597.3	1,300.9	296.4	23%
Total revenues	4,440.1	4,260.1	180.0	4%	8,534.8	8,821.6	(286.8)	(3%)
Product purchases and fuel	2,302.0	2,436.0	(134.0)	(6%)	4,696.5	5,693.8	(997.3)	(18%)
Operating expenses	354.1	323.6	30.5	9%	687.8	627.2	60.6	10%
Depreciation and amortization expense	453.1	373.7	79.4	21%	879.1	741.3	137.8	19%
General and administrative expense	108.1	95.0	13.1	14%	215.9	189.5	26.4	14%
Other operating (income) expense	(11.7)	(1.8)	(9.9)	NM	(25.9)	(7.1)	(18.8)	265%
Income (loss) from operations	1,234.5	1,033.6	200.9	19%	2,081.4	1,576.9	504.5	32%
Interest expense, net	(236.6)	(218.4)	(18.2)	8%	(464.2)	(415.5)	(48.7)	12%
Equity earnings (loss)	7.8	5.1	2.7	53%	16.4	10.6	5.8	55%
Other, net	(0.8)	1.0	(1.8)	NM	(17.4)	1.3	(18.7)	NM
Income tax (expense) benefit	(227.2)	(184.1)	(43.1)	23%	(351.1)	(256.3)	(94.8)	37%
Net income (loss)	777.7	637.2	140.5	22%	1,265.1	917.0	348.1	38%
Less: Net income (loss) attributable to noncontrolling interests	13.1	8.1	5.0	62%	20.9	17.4	3.5	20%
Net income (loss) attributable to Targa Resources Corp.	764.6	629.1	135.5	22%	1,244.2	899.6	344.6	38%
Premium on repurchase of noncontrolling interests, net of tax	—	—	—	—	—	70.5	(70.5)	(100%)
Net income (loss) attributable to common shareholders	$764.6	$629.1	$135.5	22%	$1,244.2	$829.1	$415.1	50%
Financial data:
Adjusted EBITDA (1)	$1,603.1	$1,163.0	$440.1	38%	$3,005.8	$2,341.5	$664.3	28%
Adjusted cash flow from operations (1)	1,371.0	934.4	436.6	47%	2,550.9	1,904.4	646.5	34%
Adjusted free cash flow (1)	205.3	(9.6)	214.9	NM	433.2	318.6	114.6	36%

(1)
Adjusted EBITDA, adjusted cash flow from operations and adjusted free cash flow are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”

NM Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful.

Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025

Commodity sales were relatively flat due to lower natural gas prices ($784.8 million) and the unfavorable impact of hedges ($291.6 million), partially offset by higher NGL and condensate prices ($597.8 million) and higher NGL, natural gas and condensate volumes ($435.2 million).

The increase in fees from midstream services was primarily due to higher gas gathering and processing fees, higher transportation and fractionation fees, and higher export volumes.

The decrease in product purchases and fuel reflected lower natural gas prices, partially offset by higher NGL prices, and higher NGL and natural gas volumes.

The increase in operating expenses was primarily due to higher labor and maintenance costs in part due to system expansions, and the acquisition of certain assets in the Permian Basin, partially offset by lower compressor rental costs.

See “—Review of Segment Performance—” for additional information on a segment basis.

The increase in depreciation and amortization expense was primarily due to the acquisition of certain assets in the Permian Basin, higher amortization of right-of-use assets for finance leases, and the impact of system expansions on the Company’s asset base.

The increase in general and administrative expense was primarily due to higher compensation and benefits.

The increase in other operating (income) expense was primarily due to lower asset abandonment costs.

The increase in income tax (expense) benefit was primarily due to the increase in pre-tax book income.

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The decrease in commodity sales reflected lower natural gas and NGL prices ($1,309.2 million) and the unfavorable impact of hedges ($244.1 million), partially offset by higher NGL, natural gas and condensate volumes ($899.6 million) and higher condensate prices ($70.5 million).

The increase in fees from midstream services was primarily due to higher gas gathering and processing fees, higher transportation and fractionation fees, and higher export volumes.

The decrease in product purchases and fuel reflected lower natural gas and NGL prices, partially offset by higher NGL and natural gas volumes.

The increase in operating expenses was primarily due to higher labor and maintenance costs, and taxes in part due to system expansions, partially offset by lower compressor rental costs.

See “—Review of Segment Performance—” for additional information on a segment basis.

The increase in depreciation and amortization expense was primarily due to the acquisition of certain assets in the Permian Basin, higher amortization of right-of-use assets for finance leases, and the impact of system expansions on the Company’s asset base.

The increase in general and administrative expense was primarily due to higher compensation and benefits.

The increase in other operating (income) expense was primarily due to recognition of Section 45Q tax credits earned through the Company’s carbon capture and sequestration activities, and lower asset abandonment costs.

The increase in interest expense, net, was primarily due to higher borrowings, partially offset by an increase in capitalized interest.

The decrease in other, net, was primarily due to the premium paid on the redemption of all of the Partnership’s 6.875% Notes due 2029.

The increase in income tax (expense) benefit was primarily due to the increase in pre-tax book income.

The premium on repurchase of noncontrolling interests, net of tax was due to the Badlands Transaction in the first quarter of 2025.

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and adjusted operating margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of adjusted operating margin, see “Non-GAAP Financial Measures ― Adjusted Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment’s assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	2026 vs. 2025		2026	2025	2026 vs. 2025
	(In millions, except operating statistics and price amounts)
Operating margin	$732.6	$587.6	$145.0	25%	$1,436.1	$1,189.8	$246.3	21%
Operating expenses	240.9	219.4	21.5	10%	474.5	427.6	46.9	11%
Adjusted operating margin	$973.5	$807.0	$166.5	21%	$1,910.6	$1,617.4	$293.2	18%
Operating statistics (1):
Plant natural gas inlet, MMcf/d (2) (3)
Permian Midland (4)	3,393.5	3,106.2	287.3	9%	3,274.4	3,046.3	228.1	7%
Permian Delaware	3,793.8	3,171.8	622.0	20%	3,685.6	3,096.5	589.1	19%
Total Permian	7,187.3	6,278.0	909.3	14%	6,960.0	6,142.8	817.2	13%

Central (5)	1,010.3	1,086.3	(76.0)	(7%)	1,018.8	1,035.8	(17.0)	(2%)

Badlands (5) (6)	133.8	130.9	2.9	2%	130.4	133.9	(3.5)	(3%)

Coastal	577.5	398.8	178.7	45%	562.4	398.8	163.6	41%

Total	8,908.9	7,894.0	1,014.9	13%	8,671.6	7,711.3	960.3	12%
NGL production, MBbl/d (3)
Permian Midland (4)	506.1	450.1	56.0	12%	485.6	439.9	45.7	10%
Permian Delaware	500.8	406.7	94.1	23%	485.4	386.8	98.6	25%
Total Permian	1,006.9	856.8	150.1	18%	971.0	826.7	144.3	17%

Central (5)	118.3	120.2	(1.9)	(2%)	110.2	109.1	1.1	1%

Badlands (5)	16.9	16.6	0.3	2%	16.5	16.5	—	—

Coastal	38.7	31.6	7.1	22%	38.2	32.2	6.0	19%

Total	1,180.8	1,025.2	155.6	15%	1,135.9	984.5	151.4	15%
Crude oil gathered, MBbl/d	143.8	116.5	27.3	23%	139.5	126.3	13.2	10%
Natural gas sales, BBtu/d (3)	3,080.1	2,819.5	260.6	9%	3,060.3	2,706.7	353.6	13%
NGL sales, MBbl/d (3)	680.8	606.4	74.4	12%	653.5	588.4	65.1	11%
Condensate sales, MBbl/d	22.4	20.1	2.3	11%	22.1	19.1	3.0	16%
Average realized prices (7):
Natural gas, $/MMBtu	(2.48)	1.01	(3.49)	NM	(0.97)	1.59	(2.56)	(161%)
NGL, $/gal	0.48	0.41	0.07	17%	0.44	0.46	(0.02)	(4%)
Condensate, $/Bbl	90.57	63.79	26.78	42%	78.29	67.80	10.49	15%

(1)
Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period, and the denominator is the number of calendar days during the period.
(2)
Plant natural gas inlet represents the Company’s undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)
Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.
(4)
Permian Midland includes operations in WestTX, of which the Company owns a 72.8% undivided interest, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company’s reported financials.
(5)
Operations include facilities that are not wholly owned by the Company.
(6)
Badlands natural gas inlet represents the total wellhead volume and includes the Targa volumes processed at the Little Missouri 4 plant.
(7)
Average realized prices, net of fees, include the effect of realized commodity hedge gain/loss attributable to the Company’s equity volumes. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volume as the denominator, net of fees. Negative realized natural gas prices during the second quarter of 2026 were a result of an extended period of negative Waha prices due to significant egress constraint in the Permian Basin.

The following table presents the realized commodity hedge gain (loss) attributable to the Company’s equity volumes that are included in the adjusted operating margin of the Gathering and Processing segment:

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	7.7	$5.351	$41.2	7.4	$2.095	$15.5
NGL (MMgal)	106.5	(0.052)	(5.5)	83.6	(0.005)	(0.4)
Crude oil (MBbl)	0.8	(22.750)	(18.2)	0.7	7.714	5.4
			$17.5			$20.5

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	16.0	$3.638	$58.2	15.1	$1.517	$22.9
NGL (MMgal)	208.6	(0.022)	(4.6)	181.2	(0.038)	(7.0)
Crude oil (MBbl)	1.5	(14.067)	(21.1)	1.4	4.357	6.1
			$32.5			$22.0

(1)
The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025

The increase in adjusted operating margin was primarily due to higher natural gas inlet volumes in the Permian which drove higher fee-based margin, partially offset by lower natural gas prices. The increase in natural gas inlet volumes in the Permian was attributable to the addition of the Pembrook II plant during the third quarter of 2025, the Bull Moose II plant during the fourth quarter of 2025, the Falcon II plant during the first quarter of 2026, the East Pembrook plant during the second quarter of 2026, continued strong producer activity and the acquisition of certain assets in the Permian Basin during the first quarter of 2026.

The increase in operating expenses was primarily due to higher volumes resulting from multiple plant additions and the acquisition of certain assets in the Permian Basin during the first quarter of 2026.

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The increase in adjusted operating margin was primarily due to higher natural gas inlet volumes in the Permian which drove higher fee-based margin, partially offset by lower natural gas and NGL prices. The increase in natural gas inlet volumes in the Permian was attributable to the addition of the Pembrook II plant during the third quarter of 2025, the Bull Moose II plant during the fourth quarter of 2025, the Falcon II plant during the first quarter of 2026, the East Pembrook plant during the second quarter of 2026, continued strong producer activity and the acquisition of certain assets in the Permian Basin during the first quarter of 2026.

The increase in operating expenses was primarily due to higher volumes resulting from multiple plant additions and the acquisition of certain assets in the Permian Basin during the first quarter of 2026.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Targa’s NGL pipeline system, which connects the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s Downstream facilities in Mont Belvieu, Texas. The Company’s Downstream facilities are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	2026 vs. 2025		2026	2025	2026 vs. 2025
	(In millions, except operating statistics)
Operating margin	$948.3	$632.4	$315.9	50%	$1,721.6	$1,279.1	$442.5	35%
Operating expenses	114.3	105.4	8.9	8%	214.5	200.9	13.6	7%
Adjusted operating margin	$1,062.6	$737.8	$324.8	44%	$1,936.1	$1,480.0	$456.1	31%
Operating statistics MBbl/d (1):
NGL pipeline transportation volumes (2)	1,098.9	961.2	137.7	14%	1,058.1	902.7	155.4	17%
Fractionation volumes	1,206.1	969.1	237.0	24%	1,175.8	974.5	201.3	21%
Export volumes (3)	487.1	423.1	64.0	15%	462.2	435.3	26.9	6%
NGL sales	1,310.9	1,151.1	159.8	14%	1,307.5	1,168.6	138.9	12%

(1)
Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.
(2)
Represents the total quantity of mixed NGLs that earn a transportation margin.
(3)
Export volumes represent the quantity of NGL products delivered to third-party customers at the Company’s Galena Park Marine Terminal that are destined for international markets.

Three Months Ended June 30, 2026 Compared to Three Months Ended June 30, 2025

The increase in adjusted operating margin was due to higher marketing margin, higher pipeline transportation and fractionation margin and higher LPG export margin. Marketing margin increased due to greater optimization opportunities. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from our Permian Gathering and Processing systems and the addition of Train 11 early in the second quarter of 2026. LPG export margin increased due to higher volumes and fees.

The increase in operating expenses was primarily due to higher compensation and benefits including amounts related to system expansions.

Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025

The increase in adjusted operating margin was due to higher marketing margin, higher pipeline transportation and fractionation margin and higher LPG export margin. Marketing margin increased due to greater optimization opportunities. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from our Permian Gathering and Processing systems and the addition of Train 11 early in the second quarter of 2026. LPG export margin increased due to higher volumes and fees.

The increase in operating expenses was primarily due to higher compensation and benefits including amounts related to system expansions.

Other

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	2026 vs. 2025	2026	2025	2026 vs. 2025
	(In millions)
Operating margin	$103.1	$280.5	$(177.4)	$(7.2)	$31.7	$(38.9)
Adjusted operating margin	$103.1	$280.5	$(177.4)	$(7.2)	$31.7	$(38.9)

Other contains the unrealized mark-to-market gains/losses related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and NGLs to domestic and international markets with growing demand for cleaner fuels and feedstocks.

Targa is a FORTUNE 500 company and is included in the S&P 500.

For more information, please visit the Company’s website at www.targaresources.com.

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment). The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment) are non-GAAP measures. The GAAP measures most directly comparable to these non-GAAP measures are income (loss) from operations, Net income (loss) attributable to Targa Resources Corp. and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted Operating Margin

The Company defines adjusted operating margin for the Company’s segments as revenues less product purchases and fuel. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing adjusted operating margin consists primarily of:

•
service fees related to natural gas and crude oil gathering, treating and processing; and
•
revenues from the sale of natural gas, condensate, crude oil and NGLs less producer settlements, fuel and transport and the Company’s equity volume hedge settlements.

Logistics and Transportation adjusted operating margin consists primarily of:

•
service fees (including the pass-through of energy costs included in certain fee rates);
•
system product gains and losses; and
•
NGL and natural gas sales, less NGL and natural gas purchases, fuel, third-party transportation costs and the net inventory change.

The adjusted operating margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Adjusted operating margin for the Company’s segments provides useful information to investors because it is used as a supplemental financial measure by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•
the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•
the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and
•
the viability of capital expenditure projects and acquisitions and the overall rates of return on alternative investment opportunities.

Management reviews adjusted operating margin and operating margin for the Company’s segments monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating the Company’s operating results. The reconciliation of the Company’s adjusted operating margin to the most directly comparable GAAP measure is presented under “Review of Segment Performance.”

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Adjusted Cash Flow from Operations and Adjusted Free Cash Flow

The Company defines adjusted cash flow from operations as adjusted EBITDA less cash interest expense on debt obligations and cash tax (expense) benefit . The Company defines adjusted free cash flow as adjusted cash flow from operations less maintenance capital expenditures and growth capital expenditures, net of any reimbursements of project costs and contributions from noncontrolling interests, and including contributions to investments in unconsolidated affiliates. Adjusted cash flow from operations and adjusted free cash flow are performance measures used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table reconciles the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)
Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow
Net income (loss) attributable to Targa Resources Corp.	$764.6	$629.1	$1,244.2	$899.6
Interest (income) expense, net	236.6	218.4	464.2	415.5
Income tax expense (benefit)	227.2	184.1	351.1	256.3
Depreciation and amortization expense	453.1	373.7	879.1	741.3
(Gain) loss on sale or disposition of assets	(0.8)	(0.7)	(1.8)	(1.2)
Write-down of assets	0.7	9.6	5.0	11.6
(Gain) loss from financing activities	—	—	10.1	0.6
Equity (earnings) loss	(7.8)	(5.1)	(16.4)	(10.6)
Distributions from unconsolidated affiliates	7.2	6.2	11.9	11.1
Change in contingent consideration	0.5	—	1.2	—
Compensation on equity grants	18.0	17.1	41.2	34.7
Risk management activities	(103.1)	(280.5)	7.2	(31.7)
Noncontrolling interests adjustments (1)	6.9	2.5	8.8	5.7
Litigation and environmental reserves (2)	—	8.6	—	8.6
Adjusted EBITDA	$1,603.1	$1,163.0	$3,005.8	$2,341.5
Interest expense on debt obligations (3)	(231.4)	(214.3)	(454.2)	(407.5)
Cash tax (expense) benefit	(0.7)	(14.3)	(0.7)	(29.6)
Adjusted Cash Flow from Operations	$1,371.0	$934.4	$2,550.9	$1,904.4
Maintenance capital expenditures, net (4)	(52.4)	(58.9)	(90.0)	(106.2)
Growth capital expenditures, net (4)	(1,113.3)	(885.1)	(2,027.7)	(1,479.6)
Adjusted Free Cash Flow	$205.3	$(9.6)	$433.2	$318.6

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.
(2)
Litigation and environmental reserves includes charges related to specific litigation and environmental compliance matters that are nonrecurring in nature and outside the ordinary course of our business and/or not reflective of our ongoing core operations. We may incur such charges from time to time, and we believe it is useful to exclude these charges as we do not consider them reflective of our ongoing core operations.
(3)
Excludes amortization recognized in interest expense.
(4)
Represents capital expenditures, net of any reimbursements of project costs and contributions from noncontrolling interests, and includes contributions to investments in unconsolidated affiliates.

The following table presents a reconciliation of estimated net income of the Company to estimated adjusted EBITDA for 2026:

2026E
(In millions)
Reconciliation of Estimated Net Income Attributable to Targa Resources Corp. to
Estimated Adjusted EBITDA
Net income attributable to Targa Resources Corp.	$2,285.0
Interest expense, net	945.0
Income tax expense	680.0
Depreciation and amortization expense	1,785.0
Equity earnings	(30.0)
Distributions from unconsolidated affiliates	30.0
Compensation on equity grants	80.0
Risk management activities and other	20.0
Noncontrolling interests adjustments (1)	5.0
Estimated Adjusted EBITDA	$5,800.0

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.

Regulation FD Disclosures

The Company uses any of the following to comply with its disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or the Company’s website. The Company routinely posts important information on its website at www.targaresources.com, including information that may be deemed to be material. The Company encourages investors and others interested in the Company to monitor these distribution channels for material disclosures.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements, including statements regarding the Company’s projected financial performance, capital spending, payment of future dividends and stock repurchase activity. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, actions taken by other countries with significant hydrocarbon production, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of the Company’s completion of capital projects and business development efforts, the expected growth of volumes on the Company’s systems, the impact of significant public health crises, commodity price volatility due to ongoing or new global conflicts, changes in laws and regulations, particularly with regard to taxes, tariffs and international trade, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Targa Investor Relations

InvestorRelations@targaresources.com

(713) 584-1133